First Amendment to the 2005 Stock Awards Plan

Effective February 7, 2008

The undersigned, being all of the directors of Synalloy Corporation, a Delaware corporation (the “Corporation”) do hereby consent to and adopt the following First Amendment to the 2005 Stock Awards Plan (the “Plan”) and direct that this First Amendment be added to the minutes of the Corporation as action taken by the Board of Directors in lieu of an organizational meeting.

WHEREAS, the Corporation desires to amend the Plan in compliance with the recently enacted Internal Revenue Code Section 409A and associated federal regulations.

NOW, THEREFORE, in consideration of the premises and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Board of Directors of the Corporation hereby agrees as follows:

1.            Amendments.  The Plan is hereby amended as of February 7, 2008, in the following respects:

A.           Section 6.D of the Plan is deleted in its entirety and replaced as follows:

D.
Sale or Merger.  Notwithstanding the vesting schedule set forth in Section 6.A above, 50% of the total number of unvested shares will vest in the  event that there is either (i) the acquisition of more than fifty percent (50%) of the outstanding voting securities of the Company or a subsidiary or division of the Company in which the employee is employed (calculated on a fully diluted basis) by any person during any consecutive 12-month period of time; or (ii) the sale of more than fifty percent (50%) in value of the assets of the Company over any consecutive 12-month period of time.

    B. The third sentence of Section 6.E of the Plan is deleted in its entirety and replaced as follows:

Upon vesting of any portion of a stock award, certificates evidencing the vested shares shall be delivered to the employee.  In addition, in the event that, following the grant of the stock award to an employee, the Company has made any distribution to shareholders of the Company in connection with their ownership of the stock, such employee shall be paid, upon vesting of any portion of a stock award, a sum equal to the cumulative distribution(s) associated with the vested stock from the date of the grant of the stock award through the date of vesting of any portion of the stock award.

    C. The following provision is inserted as a new subsection F contained in Section 6 of the Plan.

F.
Fair Market Value.  Upon the vesting of shares pursuant to this stock award, the Committee shall determine, in good faith and in its best judgment, the value of each share currently vested, which under no circumstance shall be less than fair market value.  For such purposes, if the shares are listed on a national securities exchange at the time of the granting of the stock award, then the fair market value per share shall be not less than the average of the highest and lowest selling price on such  exchange as of the date that such stock award is vested, or if there were no sales on said date, then the price shall not be less than the mean between the bid and the ask price on such date.  If the shares are traded otherwise than on a national securities exchange at the time of the vesting of the stock award, then the price per share shall not be less than the mean between the bid and the asked price on the date of the vesting of the stock award, or if there is no such bid and asked price on said date, then on the next prior business day on which there was a bid and asked price.  If no such bid and asked price is available, then the price per share shall be determined by the Committee.

3. Reaffirmation.  The Plan shall remain otherwise in full force and effect and unchanged.

4. Counterparts.  This First Amendment to the Plan may be executed in any number of identical counterparts, any or all of which may contained the signatures of fewer than all of the parties but all of which shall be taken together as a single instrument.